                                                                   Exhibit 10.1

                               AMENDED AND RESTATED
                              TAX SHARING AGREEMENT

          This AMENDED AND RESTATED TAX SHARING AGREEMENT (the "Agreement"), dated as of April 2, 1996, is entered into by THE MAY DEPARTMENT STORES COMPANY, a New York corporation ("May"), and PAYLESS SHOESOURCE, INC., a Missouri corporation ("Payless"), and shall be deemed effective as of May 4, 1996.

                                 RECITALS

          On January 17, 1996, May announced its plans to divest itself of its discount shoe store operations. To this end, May intends to distribute pro rata on the Distribution Date (as hereinafter defined) the Payless common stock then owned by May to the owners of May common stock. After the Distribution Date, May will own no shares of Payless' common stock.

          The purpose of this Agreement is to set forth the agreement between May and Payless with respect to the Federal, state, local and foreign taxes attributable to each of them and their subsidiaries for all taxable periods beginning on or before the Distribution Date, and replaces the Tax Sharing
Agreement previously executed by the parties as of the date and year first written above. This Agreement also provides certain indemnity obligations between the parties hereto if the actions of either party or its shareowners have an adverse effect on the tax-free nature of the distribution described above and consequently the tax liability of the other party.

               NOW THEREFORE, in consideration of the mutual agreements of the parties hereto, and further good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                    Article I

                                   DEFINITIONS

          For purposes of this Agreement, the following definitions shall apply:

          (a) "Adjustment" shall mean any final change in any pre-Distribution Tax Item of any member of the May Affiliated Group initiated or agreed to by the IRS.

          (b) "Affiliated Group" shall mean an affiliated group of corporations within the meaning of Code section 1504(a) for the taxable period in question.

          (c) "Carryback Item" shall mean any net operating loss, net capital loss, unused general business tax credit or any other Tax Item of the Payless Affiliated Group which under the Code or any other applicable Income Tax law can be used to generate a Tax Benefit for the May Affiliated Group.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect for the taxable period in question.

          (e) "Deferred Taxes" shall mean the tax effect of differences arising from the recognition of revenue and expense in different periods for tax and financial statement purposes.

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          (f)  "Deferred  Tax  Liabilities"  shall  mean the net  liability  for
     Deferred Taxes for all taxable periods beginning on or before the Distribution Date.

          (g) "Distribution" shall mean the pro rata distribution by May of the ownership of the stock of Payless to owners of May common stock as of the close of business on the record date for such distribution.

          (h) "Distribution Date" shall mean the date on which the Distribution occurs. For all purposes, the Distribution shall be effective as of the close of business on the Distribution Date.

          (i) "Event of Loss" shall mean the incurrence by the May Affiliated Group of any liability for Income Tax as a result of the Distribution.

          (j) "Final Determination" shall mean the final resolution of any tax liability (including all related interest and penalties) in respect of any Adjustment for a taxable period. A Final Determination shall result from the first to occur of:

               (i) the expiration of 30 days after IRS acceptance of a Waiver of Restrictions (or partial Waiver of Restrictions) on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Federal Revenue Form 870 or 870-AD, except as to reserved matters specified therein (or any successor comparable form or the expiration of a comparable agreement or form under the laws of other jurisdictions);

               (ii) a decision, judgment, decree, or other order by a court of competent jurisdiction that is (x) not subject to further judicial review (by appeal or otherwise) or (y) subject to further judicial review but with respect to which May notifies Payless, in good faith and in its sole discretion that it has determined not to appeal;

               (iii) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS or its counsel of an offer in compromise under section 7122 of the Code, or comparable agreements under the laws of other jurisdictions, except as to reserved matters specified therein;

               (iv) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund disallowed in whole or part by the IRS;

               (v)   any other final disposition of the tax
          liability for such period by reason of the expiration of the applicable statute of limitations; or

               (vi) any other event that the parties agree is a final and irrevocable determination of the liability at issue.

          (k) "Income Tax or Taxes" shall mean all Federal, state and local, and foreign taxes imposed upon, or measured by, income, including, without limitation, environmental and alternative or add-on minimum taxes, and such


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

     related franchise, excise and similar taxes as have been customarily included in the provision for income taxes on May's financial statements, together with all related interest, penalties and additions to tax.

          (l) "IRS" shall mean the United States Internal Revenue Service or any
     successor   thereto,   including,   but  not   limited   to,  its   agents,
     representatives, and attorneys.

          (m) "May Affiliated Group" shall mean, for each taxable period, the Affiliated Group of which May or any successor of May is a member or the common parent, as defined in Code Section 1504(a).

          (n) "May Group" shall mean, with respect to any taxable period, the corporations that were members of the May Affiliated Group during such period, exclusive of the corporations that are included in the Payless Affiliated Group immediately after the Distribution Date.

          (o) "Other Taxes" shall mean any gross income, gross receipts, sales, use, ad valorem, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits tax, custom, duty or other charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

          (p) "Payless Affiliated Group" shall mean, for each taxable period beginning after the Distribution Date, the Affiliated Group of which Payless or any successor of Payless is a member or the common parent, as defined in Code section 1504(a).

          (q) "Payless Assets" shall mean all of the assets held by the members of the Payless Affiliated Group immediately after the Distribution.

          (r) "Payless Group" shall mean, with respect to any taxable period, the corporations that were members of the May Affiliated Group and that are members of the Payless Affiliated Group immediately after the Distribution Date.

          (s) "Return" shall mean any return, report, information return, officer report or filing or other document (including, without limitation, estimated returns and related or supporting information) in respect of Income Taxes or Other Taxes, as the case may be.

          (t)  "Stub  Period"   shall  mean  the  taxable   period  (or  portion
     thereof)that begins on February 4, 1996 and ends on the Distribution Date.

          (u) "Tax Benefit" shall mean a reduction in the Income Tax liability of a corporation (or of the Affiliated Group of which it is a member) for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Income Tax liability of the taxpayer (or the Affiliated Group of which it is a member).

          (v) "Tax Detriment" shall mean an increase in the Income Tax liability of a corporation (or of the Affiliated Group of which it is a member) for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Income Tax liability of the taxpayer (or the Affiliated Group of which it is a member).

          (w)  "Taxes" shall mean Income Taxes and Other Taxes.

          (x) "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which increases or decreases Income Taxes paid or payable.


                                  Article II

                              FILING OF TAX RETURNS

          Section 2.1. Pre-Distribution Tax Returns. (a) May shall file all consolidated Federal Income Tax Returns and all state and local Income Tax Returns required to be filed on a combined, consolidated or unitary basis for each member of the May Affiliated Group that are required to be filed for the taxable year ending February 3, 1996 and for the taxable year that begins on February 4, 1996 and ends on or after the Distribution Date. Payless acknowledges that Treas. Reg. sec. 1.1502-77(a) confers certain authority on May, as the common parent of the May Affiliated Group, with respect to Federal Income Tax matters for all taxable periods beginning on or before the Distribution Date and agrees to enter into any election or consent reasonably requested by May with respect to such matters for such taxable years.

          (b) May shall file all foreign Income Tax Returns and all state and local Income Tax Returns for each member of the Payless Group not required to be included in a combined, consolidated or unitary state and local Income Tax Return of the May Affiliated Group for the taxable period ending February 3, 1996 and for the taxable period that begins on February 4, 1996 and ends on or before the Distribution Date. Payless shall file all foreign Income Tax Returns and all state and local Income Tax Returns for each member of the Payless Group not required to be included in a combined, consolidated or unitary state and local Income Tax Return of the May Affiliated Group for the taxable period (if any) that begins on February 4, 1996 and ends after the Distribution Date.

          (c) All Returns with respect to Other Taxes for a period beginning before the Distribution Date and all other filings required to be filed with any taxing authority after the Distribution Date shall be filed by the party that under Section 3.5 is responsible for paying the tax to which the Return relates or for making such filing, as the case may be.

          Section 2.2. Post-Distribution Tax Returns. For taxable periods beginning after the Distribution Date (1) May shall be responsible for filing all Returns relating to members of the May Group and, except with respect to any requirement under Section 3.7 hereof, shall pay all Taxes required by such Returns; and (2) Payless shall be responsible for filing all Returns relating to members of the Payless Group and shall pay all Taxes required by such Returns.

                                   Article III

                                PAYMENT OF TAXES

          Section  3.1.  Certain  Pre-Distribution  Income  Taxes.  The  parties acknowledge that there has not yet been a Final Determination of the consolidated Income Tax liability of the May Affiliated Group for any taxable period beginning on or after February 3, 1991. The parties further acknowledge that May has contributed to the capital of the Payless Group an amount equal to Payless's Deferred Tax Liabilities for all taxable periods ending on or before February 3, 1996 based on the Returns as filed or expected to be filed for such periods. Absent an adjustment under Section 3.2 or an indemnity obligation under
Section 3.3 or Section 3.7, the parties acknowledge and agree that no further sum shall be due to May from any member of the Payless Group or from May to any member of the Payless Group on account of the Income Tax liabilities reflected in the consolidated and other Returns filed or to be filed with respect to all taxable periods ending on or before February 3, 1996, except to the extent that one or more of the Puerto Rican subsidiaries of Payless utilize net operating loss deductions, and in that event Payless shall pay to May, in accordance with
Section 3.8 of this Agreement, one-half of the Tax Benefit of all such net operating loss deductions, measured by the difference in the Income Tax liability of the Puerto Rican subsidiaries calculated with and without such net operating loss deductions; provided however, in such calculation, the utilization of the net operating loss deductions shall be limited with respect to each Puerto Rican subsidiary to the amount of cumulative net financial statement pre-tax losses incurred up to, and including, the period ending February 3, 1996 by such Puerto Rican subsidiary.

          Section 3.2. Payless Deferred Tax Liabilities. (a) In connection with May's calculation of Payless' share of the consolidated Income Tax liability of the May Affiliated Group pursuant to Section 3.1 hereof, the parties acknowledge that a portion of the Deferred Taxes have been reconciled to and are supported by the Federal and state and local Income Tax Returns of the May Affiliated Group filed for all taxable periods ending on or before January 28, 1995. The parties further acknowledge that the Payless Group has been allocated its estimated share of Deferred Taxes for the taxable period ending February 3, 1996. Within 120 days of the filing of the Federal Income Tax Return for the taxable period ending on February 3, 1996, the estimate of Deferred Taxes allocated to the Payless Group will be reconciled to the actual amounts determined to be allocable to the Payless Group through February 3, 1996, and any necessary adjustments will be made between the parties as provided in
Section 3.2(b) below. The determination of whether such an adjustment is required shall be made in accordance with generally accepted accounting principles as set forth in Accounting Principles Board Opinion Number 11 and the methodology used by the May Affiliated Group in preparing its financial statement for the fiscal year ended February 3, 1996.

          (b) To the extent that the actual Deferred Tax Liabilities for the taxable period ending February 3, 1996 are in excess of the amount originally estimated as described in Section 3.2(a), May will pay Payless this difference. To the extent that actual Deferred Tax Liabilities for the taxable period ending February 3, 1996 are less than the amount originally estimated as described in
Section 3.2(a), Payless will pay May this difference. Such payment shall be made within one hundred and fifty (150) days of the filing by the May Affiliated Group of the Federal Income Tax Return for the taxable period ending on Febru-ary 3, 1996.
                                      5

          Section 3.3. Responsibility for Certain Pre-Distribution Income Tax Liabilities. (a) Payless shall pay, reimburse and indemnify May an amount computed pursuant to paragraph (c) below if there is an Adjustment that results in a Tax Detriment to the May Affiliated Group and a corresponding decrease in the Payless Group's Deferred Tax Liabilities that is required to be reflected (without regard to materiality) in any financial statements of Payless pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" ("FAS 109") in a post-Distribution period.

               (b) May shall pay, reimburse and indemnify Payless, an amount computed pursuant to paragraph (d) below if there is an Adjustment that results in a Tax Benefit to the May Affiliated Group and a corresponding increase in the Payless Group's Deferred Tax Liabilities that is required to be reflected (without regard to materiality) in any financial statements of Payless pursuant to FAS 109 in a post-Distribution period.

               (c) Any payment made  pursuant to  paragraph  (a) of this Section
3.3 shall be made in accordance with Section 3.8 hereof and shall equal (i) for any taxable period beginning prior to January 1, 1993, (x) the amount of the Adjustment (computed without regard to any interest, penalties or additions to tax), reduced by the amount of any decrease in the Deferred Tax Liabilities of the May Affiliated Group arising as a result of the effect of such Adjustment in all pre-Distribution periods, and, in the case of any Adjustment arising from a Tax Item that is not a tax credit or recapture of a tax credit, multiplied by(y) thirty-eight and one-half percent (38 1/2%) and (ii) for any other taxable period, (x) the amount of the Adjustment (computed without regard to any interest, penalties or additions to tax), reduced by the amount of any decrease in the Deferred Tax Liabilities of the May Affiliated Group arising as a result of the effect of such Adjustment in all pre-Distribution periods, and, in the case of any Adjustment arising from a Tax Item that is not a tax credit or recapture of a tax credit, multiplied by (y) thirty-nine and one-half percent (39 1/2%).

               (d) Any payment made  pursuant to  paragraph  (b) of this Section
3.3 shall be made in accordance with Section 3.8 hereof and shall equal (i) for any taxable period beginning prior to January 1, 1993 (x) the amount of the Adjustment (computed without regard to any interest, penalties or additions to tax), reduced by the amount of any increase in the Deferred Tax Liabilities of the May Affiliated Group arising as a result of the effect of such Adjustment in all pre-Distribution periods, and, in the case of any Adjustment arising from a Tax Item that is not a tax credit or recapture of a tax credit, multiplied by
(y) thirty-eight and one-half percent (38 1/2%) and (ii) for any other taxable period, (x) the amount of the Adjustment (computed without regard to any interest, penalties or additions to tax), reduced by the amount of any increase in the Deferred Tax Liabilities of the May Affiliated Group arising as a result of the effect of such Adjustment in all pre-Distribution periods, and, in the case of any Adjustment arising from a Tax Item that is not a tax credit or recapture of a tax credit, multiplied by (y) thirty-nine and one-half percent (39 1/2%).

          Section 3.4. Stub Period Income Taxes. (a) Notwithstanding anything to the contrary in Section 3.3 hereof, Payless shall be responsible for all Income Taxes imposed upon, or otherwise allocable to, the Payless Group for the Stub Period. In this regard, the parties acknowledge that, pursuant to


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Sections 2.1(a) and 2.1(b) hereof,  May shall  file certain Income Tax Returns on behalf of, or which include, the members of the Payless Group for the Stub Period. Payless shall reimburse May for any Income Taxes shown due on such Returns, or which are imposed upon or otherwise allocable to the Payless Group for the Stub Period, within five (5) days of the earlier to occur of the filing of any Return by May or the payment by May of any Income Tax (including the payment of estimated Income Taxes) for the Stub Period.

               (b) Payless shall pay any Income Tax shown due on any Return that includes the Stub Period for which it has filing responsibility pursuant to
Section 2.1 hereof.

               (c) Payless shall indemnify and hold harmless May against all Taxes for the Stub Period. Any payment required to be made by Payless to May pursuant to this Section 3.4(c) shall be made in accordance with Section 3.8 hereof.

               (d) If May receives a refund of Income Taxes for the Stub Period for which May had previously been reimbursed or otherwise indemnified by Payless pursuant to paragraph (a) or (c), as the case may be, of this Section 3.4, May shall pay the amount of such refund to Payless within five (5) days of receipt thereof. If, in filing any Return for which May has filing responsibility pursuant to Sections 2.1 or 2.2 hereof, May claims a credit against Income Taxes that is attributable to Income Taxes for the Stub Period for which May had previously been reimbursed by Payless pursuant to paragraph (a) of this Section 3.4, May shall pay the amount of such credit to Payless within five (5) days of the filing of such Return with respect to which such credit is claimed.

          Section 3.5. Other Taxes. The May Group shall pay all Other Taxes (and shall be entitled to receive and retain all refunds of Other Taxes) which are attributable to members of the May Group. The Payless Group shall pay all Other Taxes (and shall be entitled to receive and retain all refunds of Other Taxes) which are attributable to members of the Payless Group.

          Section 3.6. Carrybacks. Unless May and Payless otherwise agree in writing, Payless hereby expressly agrees to elect (under Code section 172(b)(3)(C) and, to the extent feasible, any similar provision of any state and local Income Tax law) to relinquish any Carryback Item (and hereby acknowledges that it has no interest in any Carryback Item and that it waives and relinquishes any claim thereto so that no payment shall be due from May to Payless in respect of any such Carryback Item).

          Section 3.7. Responsibility of Payless Group for an Event of Loss. Payless and any successor corporation shall be responsible for, and shall indemnify and hold harmless May and each member of the May Group from all liability, loss, cost, expense or damage in any way occasioned by an Event of Loss to the extent such Event of Loss would not have resulted but for a breach of any covenant contained in Section 6.2 of this Agreement (without regard to whether an opinion of counsel has been obtained).

          Section 3.8. Payment. (a) If Payless is required to make a payment to a member of the May Group under this Agreement, such payment shall be made by Payless to May or any successor corporation, and if May is required to make a payment to a member of the Payless Group under this Agreement, such payment shall be made to Payless. Any payment by Payless shall be made by the earlier of 5 days after (1) May makes a tax payment to the applicable taxing authority (including, without limitation, any payment made in connection with either an estimated or annual tax liability), (2) a Final Determination of the tax liability in question or (3) with respect to the net operating loss utilization described in Section 3.1, Payless claims on any Puerto Rican Income Tax Return any net operating loss deduction. Any payment by May shall be made by the earlier of 5 days after (1) May receives a refund from any taxing authority or claims a tax credit on any Return or (2) a Final Determination of the tax liability in question. May and Payless agree that to the extent permitted, any payment made shall be reported as non-deductible and any payment received shall be reported as non-taxable.

          (b) Any payment required to be made from one party to the other under this Agreement and not made when due shall bear interest at the rate per annum equal the lesser of (i) the maximum rate permitted by applicable law and (ii) two percentage points in excess of the per annum rate of interest generally charged from time to time by Citibank, N.A. (or in its absence, the U.S. bank with the highest market capitalization) at its branches in New York City in respect of U.S. dollar demand commercial loans to its most credit worthy commercial borrowers, which per annum rate of interest is customarily referred to as the "prime rate" of interest. For the purposes of this Agreement, such "prime rate" of interest shall be ascertained monthly, as of the first business day of each calendar month, and such rate, as so ascertained, shall be deemed to be the "prime rate" in effect throughout such calendar month.


                                Article IV

                     COOPERATION AND EXCHANGE OF INFORMATION

          Section 4.1. Matters Giving Rise to Indemnity. (a) Whenever May or Payless becomes aware of an issue which it believes gives rise to an indemnity from the other party under Article III, May or Payless (as the case may be) promptly shall give notice of the issue to the other party.

          (b) In connection with any pre-Distribution Income Tax liability arising with respect to a Return for which May had filing responsibilities pursuant to Section 2.1 or 2.2 hereof, May shall have the sole right to control any audit or determination by any authority, initiate any claim for refund or amended return, contest, defend against, resolve and settle any assessment, notice of deficiency or other adjustment of taxes or otherwise resolve any issue pertaining to taxes. May acknowledges that, with respect to any negotiation, settlement or litigation of any Pre-Distribution Tax Liabilities that may give rise to an indemnification obligation by Payless pursuant to Sections 3.2(a),
3.4 or 3.6(a) hereof in a taxable year beginning after the Distribution, May shall (i) promptly give notice in writing to Payless of the commencement of the audit or examination by any taxing authority, (ii) consult in good faith with Payless in contesting any proposed adjustment to Taxes and (iii) consider any reasonable advice from Payless concerning such contest. Notwithstanding the foregoing, all decisions with respect to such negotiation, settlement or litigation shall be made by May in its sole discretion.




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

          (c) Payless shall have the right, with respect to any Income Tax Return for which it has filing responsibility pursuant to Sections 2.1 or 2.2 hereof, to control any audit or determination by any authority, initiate any claim for refund or amended return, contest, defend against, resolve and settle any assessment, notice of deficiency or other adjustment of such Income Taxes or otherwise resolve any issue pertaining to such Income Taxes.

          (d) The party  responsible  for the payment of Other Taxes pursuant to
Section 3.5 hereof shall have the right to control any audit or determination by any authority, initiate any claim for refund or amended return, contest, defend against, resolve and settle any assessment, notice of deficiency or other adjustment of such Other Taxes for which such party is responsible or otherwise resolve any issue pertaining to such Other Taxes.

          (e) Except as otherwise provided above, May shall have sole control over, and shall have no duty to consult with Payless as to, any liability for Income Taxes of all members of the May Affiliated Group arising on or before the Distribution Date, including specifically any Income Taxes arising as a result of the Distribution.

          (f) May and Payless hereby agree to pursue and to cooperate in the pursuit of every opportunity to realize a Tax Benefit for a member of the May Group or the Payless Group, respectively, unless the Tax Benefit produced thereby will be less than $25,000.

          Section 4.2. Tax Return Information. By July 15, 1996, and November 15, 1996, respectively, Payless shall, and shall cause each appropriate member of the Payless Group to, provide May with all information reasonably requested by May to enable May to file the May consolidated Federal Income Tax Return and those state and local tax Returns required to be filed on a combined, consolidated or unitary basis for the taxable periods ended February 3, 1996 and May 4, 1996, respectively.

          By January 31, 1997 and January 31, 1998, respectively, May shall provide Payless with a copy of those portions of the May consolidated Federal Income Tax Return and those portions of the state and local Income Tax Returns required to be filed on a combined or consolidated basis relating to the Payless Group with respect to the taxable periods ended February 3, 1996 and May 3, 1996, respectively. May shall prepare such Returns on a basis consistent with its past practices, except as to new Tax Items or as to any changes required by law.

          May and Payless agree to cooperate fully with each other in connection with the preparation of any tax Return or claim for refund or in conducting any audit or other proceeding in respect of taxes for all open taxable periods. Such cooperation shall include making personnel and records available promptly and within 20 days (or such other period as may be reasonable under the circumstances) after a request for such personnel or records is made by the tax-imposing authority or the other party. If any member of the May Group or the Payless Group, as the case may be, fails to provide any information requested pursuant to this section, then the requesting party shall have the right to engage a public accountant of its choice to gather such information. Payless and May, as the case may be, agree to permit any such public accountant full access to all appropriate records or other information in the possession of any member of the May Group or the Payless Group, as the case may be, during reasonable business hours, and to reimburse or pay directly all costs and expenses in connection with the engagement of such public accountant.

          If any member of the May Group or the Payless Group, as the case may be, supplies information to a member of the other group pursuant to this section and an officer of the requesting party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the party supplying such information shall certify, under penalties of perjury, the accuracy and completeness of the information so supplied. May agrees to indemnify and hold harmless each member of the Payless Group and its officers and employees, and Payless agrees to indemnify and hold harmless each member of the May Group and its officers and employees against any cost, fine, penalty or other expense of any kind attributable to the negligence of a member of the May Group or the Payless Group, as the case may be, in supplying a member of the other group with inaccurate or incomplete information.

          Payless shall have access to only those portions of the May consolidated Federal Income Tax Return and those state and local Income Tax Returns required to be filed on a combined or consolidated basis relating to the Payless Group. Under no circumstances will Payless have access to any portions of the May consolidated Federal Income Tax Return pertaining to the May Group and those state and local Income Tax Returns required to be filed on a combined or consolidated basis pertaining to the May Group.

          Section 4.3. Record Retention. May and Payless agree to retain the appropriate records for all taxable periods which may affect the determination of the Income Tax liability of the May Affiliated Group or the Payless Affiliated Group for such period until such time as a Final Determination occurs with respect to such taxable period.

          Any party intending to destroy any material, records or documents shall provide the other party with advance notice and the opportunity to copy or take possession of such records and documents. The parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.


                                 Article V

                                 DISPUTES

          Section 5.1. Disputes. If the parties are, after negotiation in good faith, unable to agree upon the appropriate application of this Agreement, the controversy shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Upon written notice by any party to the other party that the controversy is to be submitted to arbitration, each party shall appoint an independent arbitrator (who shall be a tax attorney or certified public accountant) within 30 days, and the two arbitrators so appointed shall appoint a third arbitrator within 30 days after the appointment of the last arbitrator appointed within the initial 30-day period. If any party fails to appoint an arbitrator or the parties agree on a single arbitrator, the controversy shall be determined by a single arbitrator. If the two arbitrators are unable to agree on a third arbitrator within 30 days, any party may apply to the American Arbitration Association to make such appointment, and all parties shall be bound by any appointment so made. The award of the arbitrators (or arbitrator) shall be final, and judgment upon the award rendered may be entered in any court having jurisdiction. The locale of the arbitration shall be St. Louis, Missouri. The expenses of the arbitration procedure shall be borne in equal parts by the parties unless the arbitration award specifies otherwise.

                                Article VI

                      REPRESENTATIONS AND WARRANTIES

          Section 6.1. Representations and Warranties. As an inducement to enter into this Agreement, each party represents to and agrees with the other that:

          (a) Payless is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and May is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and each of them has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement;

          (b) it has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms (subject, as to the enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and (ii) to general principles of equity), whether enforcement is sought in a proceeding at law or in equity; and

          (d) none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with any of the provisions of this Agreement will (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or by-laws, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

          Section 6.2. Covenants. (a) Payless hereby covenants and agrees that during the two year period after the Distribution Date it will not participate in or enter into a binding commitment to participate in, nor will any of Payless' directors or shareowners approve or adopt, any of the following described events or transactions:

          a reorganization, consolidation or merger; the sale or disposition of Payless Assets other than in the ordinary course of business; Payless' ceasing to conduct an active trade or business; the acquisition or disposition of shares of stock of Payless by any person or persons; the redemption or repurchase (except as otherwise provided in Revenue Procedure 91-63, 1991-2 C.B. 865, or any successor authority) of shares of its stock by Payless or any successor, the recapitalization or other reclassification of the shares of Payless or any successor; the complete or partial liquidation of Payless or any successor; the exercisability, transferability or repurchase of rights distributed pursuant to a stock purchase rights plan or any other act or omission of Payless which results in failure to comply with each representation and statement made to counsel in connection with requested opinions with respect to the Distribution.

          (b) Payless represents that, as of the date hereof, it has no present intention to take any actions described in paragraph (a) of this Section 6.2.

          (c)  Notwithstanding  the  foregoing,   Payless  may  engage  in  acts
inconsistent with the covenants contained in paragraph (a) of this Section 6.2 if:

               (i)  May consents in writing to such action;
          or

               (ii) on the basis of valid representations, Payless obtains a ruling from the IRS, or obtains an opinion from a nationally recognized independent tax counsel selected by Payless and approved by May, which ruling or opinion states that such action will not cause either May or its shareowners to recognize taxable income by virtue of the Distribution.

                                   Article VII

                                  MISCELLANEOUS

          Section 7.1. Term of Agreement. This Agreement shall become effective as of May 4, 1996 and, except as otherwise expressly provided herein, the respective covenants of the parties contained herein shall continue in full force and effect until the parties have fully performed.

          Section 7.2. Prior Tax Sharing Agreements. This Agreement shall supersede any other tax-sharing or allocation agreement or arrangement in effect between the parties hereto prior to the effective date hereof with respect to the matters expressly dealt with herein.

          Section 7.3. Election under Section 1552 of the Code. Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the May Affiliated Group with respect to the calculation of earnings and profits under section 1552 of the Code or the Consolidated Return
Regulations. May, in its sole discretion, is authorized to seek any change in the method of calculating earnings and profits as it deems desirable.

          Section 7.4. Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

          Section 7.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

          Section 7.6. Assignment. Except by operation of law (and with respect thereto, only after two years from the date hereof) or in connection with the sale of all or substantially all the assets of a party hereto (in either case, with respect to Payless, subject to the express limitations of Section 6.2), this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the written consent of the other party; and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

          Section 7.7. Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

          Section 7.8. Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.

          Section 7.9. Waiver, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          Section 7.10. Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

          Section 7.11. Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information which (x) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (y) was in the possession of the receiving party at the time of disclosure.

          Section 7.12. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          Section 7.13. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

          Section 7.14. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered by hand, by facsimile, by United States Postal Service, postage prepaid, registered or certified mail (delivery verification requested) or by reputable overnight courier service (charges paid by send, next business day delivery and delivery verification requested) and shall be deemed given (a) when delivered by hand, (b) when transmitted by facsimile (with either (i) receipt confirmed or (ii) hard copy deposited within one business day of such transmission with a reputable overnight courier service as above provided), (c) three business days after mailing if mailed through the United States Postal Service as above provided or (d) one business day after depositing with a reputable overnight courier service as above provided, in each case addressed to the parties as followed:

     (a)  if to May:

                    The May Department Stores Company
                    611 Olive Street
                    St. Louis, Missouri  63101
                    Attention:  General Counsel
                    Facsimile #:  (314) 342-6384

                    with a copy to:

                    The May Department Stores Company
                    611 Olive Street
                    St. Louis, Missouri 63101
                    Attention:  Vice President Taxes
                    Facsimile #:  (314) 342-6588

     (b)  if to Payless:

                    Payless ShoeSource, Inc.
                    3231 E. 6th Street
                    Topeka, Kansas  66607
                    Attention: Chief Financial Officer
                    Facsimile #: (913) 295-6804

subject to the right of each party to designate a different address in the United States and/or addressee by notice similarly given at least 15 days before the effectiveness of such new designation.

          Section 7.15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware without regard to any choice or conflict of laws rule or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

          Section 7.16. Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.


     THE MAY DEPARTMENT STORES COMPANY


     By:  /s/ Louis J. Garr, Jr.
          -----------------------------
          Executive Vice President




     PAYLESS SHOESOURCE, INC.


     By:  /s/ Richard A. Brickson
          -----------------------------
          Vice President













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